Exhibit 99.1

PRESS RELEASE CORRECTION	Source: Cushing® MLP Asset Management

THIS PRESS RELEASE CORRECTS THE VERSION THAT WAS RELEASED ON MAY 13, 2011:  CUSHING® MLP TOTAL RETURN FUND ANNOUNCES QUARTERLY DISTRIBUTIONS AND ANNUAL SHAREHOLDER MEETING RESULTS

Tuesday, May 17, 2011

Dallas, TX:  Cushing® MLP Total Return Fund announces distributions and results of the  Annual Meeting of Shareholders of The Cushing® MLP Total Return Fund (NYSE: SRV) held on May 12, 2011.

QUARTERLY DISTRIBUTIONS

The Cushing® MLP Total Return Fund (NYSE: SRV) (the “Fund”) declared its quarterly distribution of $0.225 per common share for the quarter ending May 31, 2011. The distribution will be payable on June 10, 2011 to shareholders of record on June 1, 2011. The ex-date for the distribution is May 27, 2011.  With the payment of this quarter’s distribution, Fund shareholders have realized aggregate distributions of $3.84 per share since inception.

It is anticipated but not certain that a majority of the distributions for Fund shareholders will be treated as a return of capital. The final determination of such amount will be made in early 2012, after the end of the calendar year, when the Fund determines its earnings and profits for the year. The final tax status of the distribution may differ substantially from this preliminary information.

ANNUAL MEETING OF SHAREHOLDERS

Both resolutions proposed at the Annual Meeting of Shareholders of the Fund held on May 12, 2011 were approved.  Pursuant to the approvals, Brian Bruce was re-elected to serve as a Class I Trustee of the Fund to hold office for a three-year term expiring at the 2014 Annual Meeting, and the Fund’s Amended and Restated Agreement and Declaration of Trust is amended to restrict any person from purchasing or acquiring, without the prior approval of the Fund’s Board of Trustees, any direct or indirect interest in the Fund’s common shares, if such an acquisition would either (a) cause such a person to become a holder of more than 4.99% of the common shares of the Fund, or (b) increase the percentage of the Fund’s shares owned by any such holder.

ABOUT THE FUND

The Cushing® MLP Total Return Fund is a non-diversified, closed-end management investment company. The Fund's investment objective is to obtain a high after-tax total return from a combination of capital appreciation and current income. No assurance can be given that the Fund's investment objective will be achieved. The Fund seeks to achieve its investment objective by investing, under normal market conditions, at least 80% of its net assets, plus any borrowings for investment purposes, in MLP investments.

The Fund is traded on the New York Stock Exchange under the symbol "SRV." The Fund is managed by Cushing® MLP Asset Management, LP, an SEC-registered investment adviser headquartered in Dallas, Texas.

ABOUT CUSHING® MLP ASSET MANAGEMENT, LP

Cushing® MLP Asset Management, LP (“Cushing MLP”), is a wholly-owned subsidiary of Swank Capital, LLC and an SEC-registered investment adviser headquartered in Dallas, Texas.  Cushing MLP serves as investment adviser to affiliated funds, which invest primarily in securities of MLPs, and other natural resource companies.  Cushing MLP is also the sponsor of The Cushing® 30 MLP Index, a fundamental based North American energy infrastructure index comprised of 30 equally weighted publicly traded MLPs, and The Cushing® MLP High Income Index, which tracks the performance of 30 publicly traded energy and shipping MLP securities with an emphasis on current yield.  The Cushing® 30 MLP Index is calculated by Standard & Poor’s and reported under the Bloomberg ticker “MLPX” and FactSet Ticker “MLPX-CME”. The Cushing® 30 MLP High Income Index is calculated by Standard & Poor's and reported on a real-time basis under the Bloomberg ticker “MLPY” and FactSet ticker “MLPH-CME”. Cushing MLP continues to expand its platform of MLP-related investment products, leveraging extensive industry contacts and unparalleled research depth to drive both passive and actively managed investment opportunities for individual and institutional investors.  Cushing MLP seeks to identify and exploit investment niches it believes are generally less understood and less followed by the broader investor community.

Contact:
Cushing® MLP Asset Management
For additional information contact:
Gavin Worthy
1-214-635-1686
gworthy@swankcapital.com
www.swankcapital.com

Source:  Cushing® MLP Asset Management

IMPORTANT INFORMATION

This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although the Fund and Cushing MLP believe that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the company's reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, the Fund and Cushing MLP do not assume a duty to update this forward-looking statement.

The Cushing® 30 MLP Index and the Cushing® MLP High Income Index are the exclusive property of Swank Capital, LLC, which has contracted with the Standard & Poor’s (“S&P”) to maintain and calculate each Index.  Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC “Calculated by S&P Custom Indices” and it related stylized mark(s) are service marks of Standard & Poor’s Financial Services LLC and have been licensed by use by Swank Capital, LLC.  S&P and its affiliates shall have no liability for any errors or omissions in calculating either Index.